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                       UGI UTILITIES INC. AND SUBSIDIARIES
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                  AND PREFERRED STOCK DIVIDENDS - EXHIBIT 12.2
                             (THOUSANDS OF DOLLARS)

                                                      Three
                                                      Months
                                                      Ended              Year Ended September 30,
                                                   December 31,  -----------------------------------------
                                                       2003        2003       2002       2001       2000
                                                   -----------   --------   --------   --------   --------
EARNINGS:
Earnings before income taxes                        $ 29,346     $100,599   $ 73,665   $ 79,568   $ 82,882
Interest expense                                       4,547       17,412     16,365     18,724     18,135
Amortization of debt discount and expense                 57          244        287        264        218
Estimated interest component of rental expense           341        1,434      1,563      1,541      1,318
                                                    --------     --------   --------   --------   --------
                                                    $ 34,291     $119,689   $ 91,880   $100,097   $102,553
                                                    ========     ========   ========   ========   ========

COMBINED FIXED CHARGES AND PREFERRED
       STOCK DIVIDENDS:
Interest expense                                    $  4,547     $ 17,412   $ 16,365   $ 18,724   $ 18,135
Amortization of debt discount and expense                 57          244        287        264        218
Allowance for funds used during
       construction (capitalized interest)                 5            7         19         12         17
Estimated interest component of rental expense           341        1,434      1,563      1,541      1,318
Preferred stock dividend requirements                      -        1,163      1,550      1,550      1,550
Adjustment required to state preferred stock
        dividend requirements on a pretax basis            -          753      1,012        995        968
                                                    --------     --------   --------   --------   --------
                                                    $  4,950     $ 21,013   $ 20,796   $ 23,086   $ 22,206
                                                    ========     ========   ========   ========   ========
Ratio of earnings to combined fixed charges
        and preferred stock dividends                   6.93         5.70       4.42       4.34       4.62
                                                    ========     ========   ========   ========   ========
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